Exhibit 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 9, 2021 relating to the consolidated financial statements of Bristol-Myers Squibb Company and subsidiaries, and the effectiveness of Bristol-Myers Squibb Company and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bristol-Myers Squibb Company and subsidiaries for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
December 10, 2021